UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PHASE FORWARD INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 2, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Phase Forward Incorporated to be held at 8:30 a.m., local time, on May 2, 2007 at the offices of Phase Forward located at 880 Winter Street, Waltham, Massachusetts.

We look forward to your attending either in person or by proxy.  At the annual meeting, you will be asked to elect members of our Board of Directors, or Board, for a one-year term, to ratify the selection of our independent registered public accounting firm and to approve an amendment to our 2004 Stock Option and Incentive Plan to increase the number of shares available for issuance thereunder by 481,505 shares, which is the aggregate number of shares currently available for issuance under our two other stock plans (neither of which will be used for future equity awards if this proposal is approved). The Board of Directors unanimously recommends that you vote FOR each of these proposals. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Please give this material your careful attention.

Enclosed in this package is a proxy card for you to record your vote and a return envelope for your proxy card. Your vote is important and I hope that you will vote as soon as possible by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage prepaid envelope.

Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you so desire, you can withdraw your proxy and vote in person at the annual meeting. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

Very truly yours,

ROBERT K. WEILER
President and Chief Executive Officer

PHASE FORWARD INCORPORATED
880 Winter Street
Waltham, Massachusetts 02451
(888) 703-1122

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 2, 2007

To the Stockholders of Phase Forward Incorporated:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Phase Forward Incorporated, a Delaware corporation, will be held on May 2, 2007, at 8:30 a.m., local time, at the offices of Phase Forward, located at 880 Winter Street, Waltham, Massachusetts for the following purposes:

1.                To elect all eight members of the Board of Directors to serve for a one-year term, each such member to serve for such term and until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

2.                To ratify the selection of the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007.

3.                To approve an amendment to the 2004 Stock Option and Incentive Plan to increase the number of shares available for issuance thereunder by 481,505 shares, which is the aggregate number of shares currently available for issuance under our two other stock plans (neither of which will be used for future equity awards if this proposal is approved). We are not seeking an increase in the aggregate number of shares available for grant under these plans.

4.                To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 30, 2007, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Phase Forward’s 2006 Annual Report is enclosed.

By Order of the Board of Directors,

D. ARI BUCHLER
Secretary

Waltham, Massachusetts
April 2, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

In accordance with our security procedures, all persons attending the 2007 annual meeting of stockholders will be required to present picture identification.

PHASE FORWARD INCORPORATED
880 Winter Street
Waltham, Massachusetts 02451

PROXY STATEMENT

April 2, 2007

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders of Phase Forward Incorporated, a Delaware corporation (“Phase Forward”), to be held at its offices located at 880 Winter Street, Waltham, Massachusetts 02451 on May 2, 2007, at 8:30 a.m., local time, and any adjournments or postponements thereof. Our 2006 Annual Report to Stockholders, containing financial statements for the year ended December 31, 2006, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the accompanying notice and form of proxy will be first sent or given to stockholders on or about April 4, 2007.

The record date for the determination of stockholders entitled to notice of and to vote at the annual meeting has been fixed by our Board of Directors as the close of business on March 30, 2007. As of that date, 35,624,265 shares of common stock, par value $.01 per share, of Phase Forward were outstanding and entitled to vote at the annual meeting. Holders of our common stock are entitled to cast one vote for each share held of record at the close of business on March 30, 2007 on each matter submitted to a vote at the annual meeting.

Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the annual meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Phase Forward, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of Phase Forward before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). If a stockholder is not attending the annual meeting, any proxy or notice should be returned to the Secretary of Phase Forward at the above address in time for receipt no later than the close of business on the day preceding the annual meeting.

A majority in interest of the outstanding shares of our common stock entitled to vote and represented at the annual meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or other nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote and voting on the matter at the annual meeting. On all other matters that may be submitted to stockholders, an affirmative vote of at least a majority of the shares present, or represented by proxy, entitled to vote and voting at the annual meeting is required for approval. Brokerage firms, banks and other nominees who hold shares on behalf of their clients in “street name” are not permitted to vote the shares if the clients do not provide instructions (either vote FOR, or vote AGAINST, or ABSTAIN) on the proposal to amend our 2004 Stock Option and Incentive Plan. Accordingly, if a majority of the shares entitled to vote are recorded as “broker non-votes” on this proposal, the proposal will not be approved even if all of the shares voted are “yes votes.”  Broker “non-votes” on any matter shall be deemed not to have been voted on such matter. The vote on each matter submitted to stockholders is tabulated separately.

The persons named as attorneys-in-fact in the proxy, Robert K. Weiler, Rodger Weismann and D. Ari Buchler, were selected by the Board of Directors and are officers of Phase Forward. All properly executed proxies returned in time to be counted at the meeting will be voted by such persons at the meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. With respect to the election of our Board of Directors, any stockholder submitting a proxy has a right to withhold authority to vote for any individual nominee by writing that nominee’s name in the space provided on the proxy. Where a proxy is properly signed and returned without indicating any voting instructions regarding the foregoing matters, the shares represented by the proxy will be voted FOR the proposal.

The Board of Directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of  March 1, 2007, unless otherwise specified, by:

•       each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of our common stock;

•       each named executive officer;

•       each member of our Board of Directors; and

•       all executive officers and members of our Board of Directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group which may be exercised or converted within 60 days after March 1, 2007. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after March 1, 2007 are included for that person or group but not the stock options of any other person or group. The applicable percentage of common stock outstanding as of March 1, 2007 is based upon 35,586,682 shares outstanding.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Common Stock Outstanding
FMR Corp.(2)	2,821,533	7.93%
Kopp Investment Advisors, LLC(3)	2,103,673	5.91%
Cortina Asset Management, LLC(4)	2,027,748	5.70%
Arbor Capital Management, LLC(5)	1,915,400	5.38%
Robert K. Weiler(6)	1,437,500	3.93%
Axel Bichara (7)(8)	1,069,734	3.00%
Paul A. Bleicher(9)	858,325	2.40%
Rodger Weismann(10)	226,114	*
Steven J. Rosenberg(11)	192,500	*
James I. Cash, Jr.(12)	87,500	*
Stephen J. Powell(13)	38,334	*
Richard A. D’Amore(12)	28,125	*
Eve E. Slater(14)	23,575	*
Gary E. Haroian(12)	18,750	*
Dennis R. Shaughnessy(12)	18,750	*
All executive officers and members of our Board of Directors as a group(15)	4,236,493	11.32%

*                    less than 1%.

Unless otherwise noted below, the address of each person listed on the table is c/o Phase Forward Incorporated, 880 Winter Street, Waltham, MA 02451.

(1)          Totals do not include unvested restricted stock units, the holders of which are not considered “beneficial owners” within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. Specifically, the holders of such units do not have voting or investment power with respect to such units until they have fully vested.

(2)          FMR Corp.’s address is 82 Devonshire Street, Boston, MA 02109. This information has been obtained solely from a Schedule 13G/A filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2007.

(3)          Kopp Investment Advisors, LLC is an investment adviser registered under the Investment Advisers Act of 1940. It is wholly-owned by Kopp Holding Company, LLC which is controlled by Mr. LeRoy C. Kopp through Kopp Holding Company. Each of Kopp Investment Advisors, LLC, Kopp Holding Company, LLC, Mr. LeRoy C. Kopp and Kopp Holding Company may be contacted at 7701 France Avenue South, Suite 500, Edina, MN 55435. This information has been obtained solely from a Schedule 13G filed by these entities with the Securities and Exchange Commission on January 25, 2007.

(4)          Cortina’s address is 330 East Kilbourn Avenue, Suite 850, Milwaukee, WI 53202. This information has been obtained solely from a Schedule 13G filed by Cortina Asset Management, LLC with the Securities and Exchange Commission on February 14, 2007.

(5)          Arbor Capital Management, LLC, a Minnesota limited liability company, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Mr. Rick D. Leggott is CEO of Arbor Capital Management, LLC and beneficially owns a controlling percentage of its outstanding voting securities. As a result of his position with and ownership of securities of Arbor Capital Management, LLC, Mr. Leggott could be deemed to have voting and/or investment power with respect to the shares beneficially owned by Arbor Capital Management, LLC.  The address of Arbor Capital Management, LLC and Mr. Leggott is One Financial Plaza, 120 South Sixth Street, Suite 100, Minneapolis, MN 55402. This information has been obtained solely from a Schedule 13G filed by these entities with the Securities and Exchange Commission on February 2, 2007.

(6)          Includes 1,037,500 shares issuable to Mr. Weiler upon exercise of stock options.

(7)          Mr. Bichara is a Vice President of Atlas Venture Associates V, Inc., the general partner of Atlas Venture Associates V, L.P., which is the general partner of Atlas Venture Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V. and Atlas Venture Entrepreneurs’ Fund V, L.P. In such capacity, he may be deemed to share voting and investment power with respect to the following shares of Common Stock: 19,863 shares held by Atlas Venture Entrepreneurs’ Fund III, L.P.; 1,423 shares held by Atlas Venture Entrepreneurs’ Fund V, L.P.; 913,554 shares held by Atlas Venture Fund III, L.P.; 85,365 shares held by Atlas Venture Fund V, L.P.; and 21,208 shares held by Atlas Venture Parallel Fund V-A, C.V. Mr. Bichara disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. This information has been obtained from a Form 4 filed by Mr. Bichara on November 16, 2006.

(8)          Includes 28,125 shares issuable to Mr. Bichara upon exercise of stock options. The proceeds of any sale of shares issuable upon the exercise of these options will be transferred to Atlas Venture Advisors, Inc. Mr. Bichara disclaims beneficial ownership of these shares.

(9)          Includes 176,250 shares issuable to Dr. Bleicher upon exercise of stock options. Also includes 66,502 shares held by the Paul A. Bleicher 1999 Irrevocable Trust. Dr. Bleicher disclaims beneficial ownership of these shares.

(10) Includes 151,874 shares issuable to Mr. Weismann upon exercise of stock options.

(11) Includes 117,500 shares issuable to Mr. Rosenberg upon exercise of stock options.

(12) Represents shares issuable upon exercise of stock options.

(13) Includes 8,334 shares issuable to Mr. Powell upon exercise of stock options.

(14) Includes 21,875 shares issuable to Dr. Slater upon exercise of stock options.

(15) Includes an aggregate of 1,832,919 shares issuable upon exercise of stock options held by 16 executive officers and members of our Board of Directors.

PROPOSAL I
ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. Pursuant to our amended and restated certificate of incorporation, our Board of Directors consists of a single class with a one-year term. Each member of our Board of Directors will hold office until that member’s successor has been elected and qualified or until his or her earlier death, resignation or removal. The members of our Board of Directors are elected by a plurality of votes cast by stockholders.

Upon the recommendation of the Governance, Nominating and Compliance Committee of the Board of Directors of Phase Forward, the Board of Directors has nominated and recommended Robert K. Weiler, Paul A. Bleicher, M.D., Ph.D, Axel Bichara, James I. Cash, Jr., Ph.D, Richard A. D’Amore, Gary E. Haroian, Dennis R. Shaughnessy, and Eve E. Slater, M.D., F.A.C.C., for election to the Board of Directors. Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for any individual nominee will be voted FOR the election of all the nominees named below. The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person nominated by the Board of Directors. Dr. Slater has advised us that she will retire from the Board of Directors effective August 1, 2007.  Dr. Slater recently accepted a management position at a large pharmaceutical company which required that she relinquish all of her directorships. A search has begun for her replacement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE NOMINEES LISTED BELOW

The following table sets forth the nominees to be elected at the annual meeting, the year such nominee or Board member was first elected as a Board member, and the positions currently held by the nominees. All Board members serve for a one-year term until that Board member’s successor has been elected and qualified or until his or her earlier death, resignation or removal.

Nominee’s Name and Year First Became Director	Positions with Phase Forward
Robert K. Weiler (2002)	President, Chief Executive Officer and Director
Paul A. Bleicher, M.D., Ph.D (1997)	Chairman of the Board of Directors and Chief Strategy Officer
Axel Bichara (1999)	Director
James I. Cash, Jr., Ph.D (2003)	Director
Richard A. D’Amore (1997)	Director
Gary E. Haroian (2005)	Director
Dennis R. Shaughnessy (2005)	Director
Eve E. Slater, M.D., F.A.C.C. (2005)	Director

OCCUPATIONS OF DIRECTORS, THE NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

The following table sets forth our Board members, the nominees for our Board and our executive officers, their ages and the positions currently held by each such person.

Name	Age	Position
Robert K. Weiler	56	President, Chief Executive Officer and Director
Paul A. Bleicher, M.D., Ph.D	52	Chairman of the Board of Directors and Chief Strategy Officer
Rodger Weismann	65	Senior Vice President, Chief Financial Officer and Treasurer
Steven J. Rosenberg	51	Senior Vice President
Stephen J. Powell(1)	48	Senior Vice President of Worldwide Sales
D. Ari Buchler	42	Senior Vice President, General Counsel and Secretary
Victor P. Becker	54	Vice President, Human Resources
Michael P. Owings	52	Vice President, Quality and Regulatory Compliance
Channing H. Russell	59	President of Lincoln Technologies, Inc.
Martin A. Young	46	Vice President, Corporate Development
Axel Bichara(2)(3)	43	Director
James I. Cash, Jr., Ph.D(2)(4)	59	Director
Richard A. D’Amore(2)(3)	53	Director
Gary E. Haroian(3)	55	Director
Dennis R. Shaughnessy(2)(4)	49	Director
Eve E. Slater, M.D., F.A.C.C.(4)	61	Director

(1)          Mr. Powell is employed by us through our wholly-owned subsidiary, Phase Forward Europe Limited.

(2)          Member of Management Development and Compensation Committee.

(3)          Member of Audit and Finance Committee.

(4)          Member of Governance, Nominating and Compliance Committee.

Robert K. Weiler has served as our Chief Executive Officer, President and a member of the Board of Directors since November 2002. Prior to joining Phase Forward, Mr. Weiler served as Chairman, President and Chief Executive Officer of Giga Information Group, an IT Research Company, from September 1999 to October 2002. Prior to joining Giga, he was President and Chief Executive Officer of Eastman Software (formerly Wang Software) from March 1997 to March 1999. Mr. Weiler also served as Senior Vice President, Worldwide Sales and Marketing for Lotus Development Corporation.

Paul A. Bleicher, M.D., Ph.D, a co-founder of Phase Forward, has served as Chairman of our Board of Directors since November 1997 and as our Chief Strategy Officer since March 2004. Dr. Bleicher also served as our Chief Executive Officer and President from September 1997 to March 1998 and from March 2002 to November 2002. Prior to Phase Forward, Dr. Bleicher was a Director, Early Phase Services at PAREXEL International and subsequently joined Alpha-Beta Technology, Inc. where he served as Vice President, Clinical Affairs. Dr. Bleicher received his M.D. and Ph.D (Microbiology/Immunology) from the University of Rochester School of Medicine and Dentistry, was trained in Internal Medicine and Dermatology at Harvard Medical School, and is board certified in Dermatology. After completion of his medical training he was a post-doctoral fellow in the Department of Molecular Immunology at the Dana-Farber Cancer Institute and an assistant professor in the Department of Dermatology at the Massachusetts General Hospital. Dr. Bleicher served as Chairman of the Steering Committee of North America for the Drug Information Association (DIA) from 2001 to 2003, a member of their Board of Directors from 2001 to 2003, and was a member of the their Foundation Board from 2003 to 2006.

Rodger Weismann has served as our Senior Vice President, Chief Financial Officer and Treasurer since November 2004. Prior to joining Phase Forward, Mr. Weismann served as the Chief Financial Officer and Senior Vice President Finance and Operations at Inxight Software from May 2003 to June 2004. Prior to Inxight, Mr. Weismann served as Chief Financial Officer of Kabira Technologies from December 1999 to October 2001. From December 1998 to December 1999, Mr. Weismann served as Chief Financial Officer and Vice President of Finance at NONSTOP Solutions (now Evant), a distribution optimization services company. From September 1998 to November 1998, Mr. Weismann served as Vice President of Finance and Administration and Chief Financial Officer at Live Picture, an internet imaging company. From February 1993 to March 1998, Mr. Weismann served as Chief Financial Officer and Senior Vice President of Finance and Administration at Forte Software, a software applications development and deployment company. From 1986 to 1993, Mr. Weismann served as Chief Financial Officer, Chief Operating Officer and Executive Vice President of Corporate Development at Banyan Systems, a computer networking firm. Mr. Weismann received an M.B.A. from the Amos Tuck School of Business Administration of Dartmouth College and a B.S. degree from Cornell University.

Steven J. Rosenberg has served as our Senior Vice President since January 2006, having overall responsibility for our research and development efforts, as well as our North American services organization and our hosting and call center operations. Before becoming Senior Vice President, he served as our Vice President of Development since April 2003. Prior to joining Phase Forward, Mr. Rosenberg served as Vice President of Client Services at AptSoft Corporation, a provider of enterprise solutions for business process coordination, from July 2002 to April 2003. Prior to AptSoft, Mr. Rosenberg served as Senior Vice President of Development and Client Services at W3Health, a software company, from August 1999 to May 2002. Prior to W3Health, he served as Vice President and Manager of the Medical Management Division at McKesson, a software company, from June 1994 to July 1999.

Stephen J. Powell has served as our Senior Vice President of Worldwide Sales since February 2007. Prior to that he served as our Vice President of Worldwide Sales since March 2005, and prior to that as our General Manager of International Operations since January 2002. Mr. Powell served with us in a similar capacity, providing services through Abney Management Services Limited, a management consulting firm of which Mr. Powell was Managing Director, from January 1999 to January 2002. Prior to Phase Forward, Mr. Powell held various positions at Glaxo Wellcome PLC, a pharmaceutical company, for 15 years, including U.K. Commercial Director from January 1998 to January 1999.

D. Ari Buchler has served as our Senior Vice President since February 2007, as our General Counsel since October 1999, and as Secretary since February 2000. From October 1999 to February 2007, Mr. Buchler served as our Vice President. Prior to joining Phase Forward, Mr. Buchler served as Corporate Counsel for Cahners Business Information (now Reed Business Information), a business information provider, from January 1997 to October 1999. Prior to Cahners, he practiced in the corporate group at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1994 to 1997. Mr. Buchler received his J.D. degree from Columbia University School of Law.

Victor P. Becker has served as our Vice President, Human Resources since January 2004. Prior to joining Phase Forward, Mr. Becker was Vice President, Human Resources at Authoria, Inc., a software company, from February 2000 to November 2003. Prior to Authoria, Mr. Becker was Director of Human Resources for Inacom Corporation, a services company, from June 1998 to February 2000. Prior to Inacom, Mr. Becker was Director of Human Resources for ENTEX Information Services, a services company, from October 1989 to June 1998. Prior to ENTEX, Mr. Becker was Human Resources Manager at Data General Corp., a hardware company, from September 1981 to October 1989.

Michael P. Owings has served as our Vice President, Quality and Regulatory Compliance since April 2004. Prior to becoming Vice President, Mr. Owings served as our Director, Quality and Regulatory North America from 2002 to 2004, as Director, Quality and Regulatory Affairs-Services from 2001 to 2002, and as Senior Manager, Corporate Quality Affairs from 2000 to 2001. Prior to Phase Forward, Mr. Owings held various positions at Copley Pharmaceutical Inc. from 1996 to 2000, at Procept, Inc., from 1995 to 1996, and at Marion Merrell Dow, Inc. (HMR/Aventis) from 1982 to 1995.

Channing H. Russell has served as President of our wholly-owned subsidiary, Lincoln Technologies, Inc., since its August 2005 acquisition by Phase Forward, reporting to Phase Forward’s Chief Executive Officer. He was also President of Lincoln prior to the acquisition, serving in this capacity since co-founding the company in March 1999. Prior to co-founding Lincoln, Mr. Russell was Vice President of PPD Informatics, a division of Pharmaceutical Product Development, Inc. (formerly Belmont Research, Inc.), from March 1997 to February 1999. He co-founded Belmont Research, an independent software company that focused on technology and services for pharmaceutical research and development, in August 1990. Before co-founding Belmont Research, Mr. Russell held several senior technical management positions at Bolt, Beranek and Newman (BBN), including Vice President of Engineering. Mr. Russell holds a B.A. degree from Harvard College and attended Harvard University Graduate School in Computer Science.

Martin Young has served as our Vice President of Corporate Development since June 2006. Prior to that, Mr. Young served as our Vice President of Services for North America since March 2004. Prior to that appointment, Mr. Young held various other positions at Phase Forward since August 1999. Prior to joining Phase Forward, Mr. Young served in a variety of services and operational roles at Glaxo Wellcome PLC from June 1994 to December 1998. Mr. Young holds a B.Sc. (Hons) in Engineering Service from Durham University and an Executive M.B.A. from the Cranfield School of Management.

Axel Bichara joined our Board of Directors in May 1999. Mr. Bichara was responsible for Atlas Venture’s initial investment in Phase Forward’s first round of venture financing in August 1997. Mr. Bichara has been a Senior Partner of Atlas Venture, a venture capital firm, since 1998. He joined Atlas Venture in 1993. Prior to his arrival at Atlas Venture, Mr. Bichara was Vice President of Product Development at Premise, a venture-backed software company which he co-founded in 1987, and which was acquired by Computervision in 1991. Mr. Bichara is currently on the board of directors of several private companies. A German citizen, Mr. Bichara holds an M.B.A. from INSEAD, a Master of Science degree from MIT and a Masters degree in Mechanical Engineering from Technical University in Berlin.

James I. Cash, Jr., Ph.D joined our Board of Directors in October 2003. Dr. Cash is a former James E. Robison Professor of Business Administration at the Harvard Graduate School of Business. Dr. Cash served on the faculty of the Harvard Graduate School of Business from July 1976 to October 2003, where he served as chairman of the M.B.A. program from 1992 to 1995, and the chairman of HBS Publishing. Dr. Cash is also a director of The Chubb Corporation, Microsoft Corporation, General Electric Company and Wal-Mart Corporation. He also serves as a trustee of the Bert King Foundation, Massachusetts General Hospital, Partners Healthcare, and serves as a director of the National Association of Basketball Coaches Foundation. Dr. Cash holds a B.S. in Mathematics from Texas Christian University and M.S. and Ph.D degrees from Purdue University.

Richard A. D’Amore joined our Board of Directors in December 1997. Mr. D’Amore is, and since the inception of North Bridge Venture Partners in 1994, has been, a manager in multiple entities which serve as the general partner of multiple venture capital limited partnerships of North Bridge Venture Partners. Mr. D’Amore also serves on the board of directors of Solectron Corporation and Veeco Instruments, Inc.

Gary E. Haroian joined our Board of Directors in November 2005. Mr. Haroian is currently a consultant to emerging technology companies (not including Phase Forward). From April 2000 to October 2002, Mr. Haroian served in various positions at Bowstreet, Inc., a provider of software application tools, including as chief financial officer, chief operating officer and chief executive officer. From 1997 to 2000, Mr. Haroian served as senior vice president of finance and administration and chief financial officer of Concord Communications, a network management software company. From 1983 to 1996, Mr. Haroian served in various positions at Stratus Computer, including as chief financial officer, president and chief operating officer and as chief executive officer. Prior to Stratus Computer, Mr. Haroian was a Certified Public Accountant and Audit Manager with a major public accounting firm. Mr. Haroian is also a member of the board of directors and chairman of the audit committee of Aspen Technology, Inc., Network Engines, Inc., Embarcadero Technologies, Inc., and Lightbridge, Inc.

Dennis R. Shaughnessy joined our Board of Directors in November 2005. Mr. Shaughnessy is Executive Professor of Management at Northeastern University’s College of Business Administration, where he joined in January 2005. Mr. Shaughnessy teaches courses in business law and ethics, intellectual property, strategic entrepreneurship, and the creation and growth of technology-driven ventures. Since January 2005, Mr. Shaughnessy has also been an advisor to New England based start-ups and early stage companies. Prior to January 2005, Mr. Shaughnessy was Senior Vice President, Corporate Development, General Counsel and Secretary with Charles River Laboratories International, Inc., a company that provides enabling products and services to the global pharmaceutical, biotech and medical device industries. He was the company’s senior executive responsible for corporate development, strategic growth and legal affairs. Mr. Shaughnessy holds a BA from the Pennsylvania State University, a Masters from the University of Michigan, and a J.D. from the University of Maryland’s School of Law. He also holds an MBA from Northeastern’s High Technology MBA Program.

Eve E. Slater, M.D., F.A.C.C., joined our Board of Directors in June 2005. Dr. Slater is board certified in internal medicine and cardiology and has extensive experience in the pharmaceutical industry, including 19 years in senior management positions at Merck Research Laboratories from 1983 to 2001, including Senior Vice President of External Policy, Vice President of Corporate Public Affairs, Senior Vice President of Clinical and Regulatory Development, Executive Director of Biochemistry and Molecular Biology and Senior Director of Biochemical Endocrinology. From 2001 to 2003, she was Assistant Secretary for Health, U.S. Department of Health and Human Services (HHS) where she served as Secretary Tommy Thompson’s chief health policy advisor. Dr. Slater also serves on the board of directors of VaxGen Inc., Theravance, Inc. and Vertex Pharmaceuticals Incorporated. On March 27, 2007, Dr. Slater advised the Company that she intended to resign from our Board of Directors effective August 1, 2007. Dr. Slater recently accepted a management position at a large pharmaceutical company which required that she relinquish all of her directorships.

Our executive officers are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers and our Board members.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Board Independence

The Board of Directors has determined that each of Axel Bichara, Richard A. D’Amore, James I. Cash, Jr. Ph.D, Gary E. Haroian, Dennis R. Shaughnessy, and Eve E. Slater, M.D., F.A.C.C, comprising six of its eight members, is an independent member of our Board within the meaning of the director independence standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. Furthermore, the Board has determined that all of the members of the Audit and Finance Committee, the Management Development and Compensation Committee, and the Governance, Nominating and Compliance Committee are independent within the meaning of applicable director independence standards.

Executive Sessions of Independent Directors

Executive sessions of our independent Board members are generally held following each regularly scheduled in-person meeting of the Board of Directors. Executive sessions do not include any of our non-independent Board members and are chaired by a lead independent Board member who is appointed annually by the Board of Directors from our independent Board members. Dr. Cash currently serves as the lead independent Board member. In this role, Dr. Cash serves as chairperson of the independent Board member sessions and assists the Board in assuring effective corporate governance. The independent Board members of the Board of Directors met in executive session four times in 2006.

Policy Governing Security Holder Communications with the Board of Directors

Any of our security holders who wish to communicate directly with the Board of Directors or an individual member of the Board of Directors may do so by sending such communication by certified mail addressed to the Chairman of the Board, as a representative of the entire Board of Directors, or to the individual Board member or Board members, in each case, c/o Phase Forward Incorporated, Attn: Board of Directors, Office of the General Counsel, 880 Winter Street, Waltham, MA 02451. We will forward any such security holder communication to the Chairperson and/or to the Board member to whom the communication is addressed on a periodic basis.

Policies Regarding Director Nominations

Director Qualifications

The Governance, Nominating and Compliance Committee is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the overall composition and needs of the Board, with the objective of recommending candidates that will contribute to a board of directors that best leads to the success of our business and represents stockholder interests using its diversity of experience. Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills and experiences relevant to Phase Forward’s business and strategic direction, concern for long-term stockholder interests, personal integrity and sound business judgment. The Board of Directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to Phase Forward and its corporate mission. In addition, nominees for Board member are selected to have complementary, rather than overlapping, skill sets. All candidates for Board member nominee must have time available to devote to the activities of the Board of Directors. The Governance, Nominating and Compliance Committee also considers the independence of candidates for Board member nominee, including the appearance of any conflict in serving as a Board member. Candidates for Board member nominees who do not meet all of these criteria may still be considered for nomination to the Board of Directors, if the Governance, Nominating and Compliance Committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the Governance, Nominating and Compliance Committee, with the expectation that other members of the Board of Directors, and of management, may be requested to take part in the process as appropriate. Generally, the Governance, Nominating and Compliance Committee identifies candidates for Board member nominees in consultation with management, through the use of search firms or other advisers, through the recommendations submitted by other Board members or stockholders or through such other methods as the committee deems appropriate. Once candidates have been identified, the Governance, Nominating and Compliance Committee confirms that the candidates meet the qualifications for Board member nominees established by the committee. The Governance, Nominating and Compliance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that the committee deems to be helpful in the evaluation process. The Governance, Nominating and Compliance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Governance, Nominating and Compliance Committee recommends candidates for the Board of Director’s approval (and the approval of a majority of the independent Board members) as Board member nominees for election to the Board of Directors. The Governance, Nominating and Compliance Committee also recommends candidates for the Board of Director’s appointment to the standing committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The policy of the Governance, Nominating and Compliance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors. Stockholders, in submitting recommendations to the Governance, Nominating and Compliance Committee for Board member nominee candidates, shall make such recommendation in writing and shall include:

•       the name and address of the stockholder making the recommendation, as they appear on Phase Forward’s books and records, and of such record holder’s beneficial owner;

•       the number of shares of capital stock of Phase Forward that are owned beneficially and held of record by such stockholder and such beneficial owner;

•       the name of the individual recommended for consideration as a Board member nominee;

•       why such recommended candidate meets Phase Forward’s criteria and would be able to fulfill the duties of a Board member; and

•       all other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of Board members or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a Board member if approved by the Board of Directors and elected.

Nominations must be sent to the attention of the Secretary of Phase Forward by U.S. Mail (including courier or expedited delivery service) c /o Phase Forward Incorporated, Attn: Secretary, Office of the General Counsel, 880 Winter Street, Waltham, MA 02451. The Governance, Nominating and Compliance

Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting; provided, however, that with respect to a special meeting of stockholders called by Phase Forward for the purpose of electing Board members to the Board of Directors, the Secretary must receive any such recommendation not earlier than the 90th day prior to such special meeting nor later than the later of (x) the close of business on the 60th day prior to such special meeting or (y) the close of business on the 10th day following the day on which a public announcement is first made regarding such special meeting. The Secretary of Phase Forward will promptly forward any such nominations to the Governance, Nominating and Compliance Committee. Once the Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is to schedule a regular meeting of the Board of Directors on the same date as Phase Forward’s annual meeting of stockholders and, accordingly, Board members are encouraged to be present at our stockholder meetings. Dr. Cash, Mr. Bichara, Mr. Haroian, Mr. Shaughnessy and Mr. Weiler attended our annual meeting of stockholders held on May 3, 2006.

Code of Ethics

In 2004, we adopted a “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act that applies to all of our Board members, officers (including our principal executive officer and principal financial officer) and employees. The code of ethics is designed to deter wrongdoing and promote:

•       honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•       full, fair, accurate, timely and understandable disclosure in reports and documents that we submit to the Securities and Exchange Commission and in other public communications that we make;

•       compliance with applicable governmental laws, rules and regulations;

•       the prompt internal reporting of violations of the code to an appropriate person identified in the code of ethics; and

•       accountability for adherence to the code of ethics.

In addition, we supplemented our code of ethics in 2005 by adopting a set of additional provisions applicable to all employees in our Finance organization to promote honesty and integrity in financial matters, including the preparation of our financial statements.

We have established procedures to ensure that suspected violations of the code may be reported anonymously. A current copy of our code of ethics is available at http://www.phaseforward.com. A copy may also be obtained, free of charge, from us upon a request directed to Phase Forward Incorporated, 880 Winter Street, Waltham, MA 02451, attention: Investor Relations. We intend to disclose any amendments to or waivers of a provision of the code of ethics granted to Board members and officers by posting such information on our website available at http://www.phaseforward.com and/or in our public filings with the Securities and Exchange Commission.

Stock Ownership and Retention Program

In February 2007, we adopted a stock ownership and retention program, which generally requires members of the Board of Directors, our chief executive officer and the chief executive officer’s direct reports to retain a minimum stock ownership position in the Company equal in value to a multiple, ranging from one to three times their respective annual base compensation. This program has been adopted as a good corporate governance practice designed to further align the interests of our management and Board with the interests of our stockholders. Individuals covered under this program are required to achieve compliance with this program by 2012. However, in order to promote increased management and Board member ownership prior to 2012, beginning September 1, 2007, any individual covered under this program who acquires shares via (i) a stock option exercise or (ii) a lapse of restrictions on restricted stock or restricted stock units (net of shares surrendered for payment of taxes) must retain at least 25% of the shares acquired.

Director Evaluations

The Board of Directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each Board member. In addition, each of the standing committees of the Board of Directors conducts its own self-evaluation, which is reported to the Board of Directors.

For more corporate governance information, you are invited to access the Corporate Governance section of our website, which is available under the “Investors” tab at http://www.phaseforward.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Our bylaws currently permit our Board of Directors to establish by resolution the authorized number of Board members, and eight Board members are currently authorized. Our amended and restated certificate of incorporation provides that the authorized number of Board members may be changed only by resolution of the Board of Directors. Each Board member is elected annually. There are no staggered terms for the Board members or cumulative voting rights for the stockholders. Dr. Cash has been designated by the Board of Directors as the lead independent Board member. In this role, Dr. Cash serves as chairperson of the independent Board member sessions and assists the Board in assuring effective corporate governance.

Our Board of Directors met fifteen times and took action by written consent three times in 2006. All Board members attended at least 75% of the aggregate of all meetings of the Board of Directors and all committees of the Board of Directors on which they then served during 2006. The Board of Directors retains the authority to engage its own advisors and consultants.

Board Committees

Our Board of Directors has the following standing committees: Audit and Finance Committee; Management Development and Compensation Committee; and Governance, Nominating and Compliance Committee; each of which operates pursuant to a separate charter adopted by our Board of Directors. A current copy of each charter is available at http://www.phaseforward.com. The charters are reviewed for appropriateness at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

Audit and Finance Committee

Our Audit and Finance Committee oversees our corporate accounting and financial reporting process. Our Audit and Finance Committee:

•       evaluates the qualifications, independence and performance of the independent registered public accounting firm;

•       determines the engagement of the independent registered public accounting firm;

•       approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•       monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•       oversees selection and changes to accounting policies and establishes policies;

•       reviews our financial statements and Management’s Discussion and Analysis contained in all reports to the Securities and Exchange Commission;

•       reviews our critical accounting policies and estimates;

•       reviews material communication between our independent registered public accounting firm and management; and

•       discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements.

Our Audit and Finance Committee is presently comprised of Messrs. Bichara, D’Amore and Haroian, each of whom is an independent Board member within the meaning of the director independence standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. Mr. Haroian, who serves as chairperson of the Audit and Finance Committee, and Mr. D’Amore are each an “audit committee financial expert” as defined under the applicable rules of the Securities and Exchange Commission.

Our Audit and Finance Committee met nine times and took action by written consent once in 2006. The Audit and Finance Committee’s report appears elsewhere in this proxy statement.

Management Development and Compensation Committee

Our Management Development and Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations. The Management Development and Compensation Committee also administers the issuance of stock options and other awards under our stock plans. In addition, the Management Development and Compensation Committee: (i) reviews and evaluates, at least annually, the performance of the committee and its members, including compliance of the committee with its charter; (ii) reviews and approves the policies and procedures for the grant of equity-based awards; and (iii) reviews and discuss with our management the Compensation Discussion and Analysis to be included in our proxy statement or annual report on Form 10-K (“CD&A”), and, based on such review, makes a recommendation to the full Board of Directors as to whether the CD&A should be included in our proxy statement or annual report on Form 10-K. The Management Development and Compensation Committee is presently comprised of Dr. Cash and Messrs. Shaughnessy, Bichara and D’Amore, each of whom is an independent director within the meaning of the director independence standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. Mr. D’Amore serves as chairperson of the Management Development and Compensation Committee.

Our Management Development and Compensation Committee met five times and took action by written consent four times in 2006. The Management Development and Compensation Committee’s report appears elsewhere in this proxy statement.

Governance, Nominating and Compliance Committee

The Governance, Nominating and Compliance Committee oversees all aspects of our corporate governance functions, makes recommendations to our Board of Directors regarding corporate governance candidates to serve as Board members of Phase Forward, recommends such candidates to our Board of Directors and makes other recommendations to our Board of Directors regarding affairs relating to our Board of Directors, including Board member compensation. The current members of our Governance, Nominating and Compliance Committee are Dr. Cash, Mr. Shaughnessy and Dr. Slater, each of whom is an independent director within the meaning of the director independence standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. Dr. Cash serves as chairperson of the Governance, Nominating and Compliance Committee.

Our Governance, Nominating and Compliance Committee met four times in 2006.

Special Committees

From time to time, our Board of Directors may form special committees for specific purposes. In 2006, our Board of Directors formed a special committee to evaluate a possible acquisition opportunity. This special committee met four times in 2006, and we elected not to pursue the transaction.

Compensation Committee Interlocks and Insider Participation

As noted above, the Management Development and Compensation Committee of the Board consists of Dr. Cash, and Messrs. Shaughnessy, Bichara and D’Amore. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Management Development and Compensation Committee.

During the last year, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Management Development and Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Management Development and Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our Board members.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Overview

Our compensation philosophy is based on a desire to balance retention of executive talent with pay for performance-based incentive compensation, which is designed to reward our named executive officers for continued service and our sustained financial and operating performance. We believe that the compensation of our named executive officers should align our executives’ interests with those of our stockholders and focus executive behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies. It is the responsibility of the Management Development and Compensation Committee of our Board of Directors to administer our compensation practices to ensure that they are competitive and include incentives that are designed to appropriately drive our performance, including our revenue and earnings growth. Our Management Development and Compensation Committee reviews and approves all of our executive compensation policies, including executive officer salaries, bonuses and equity awards.

Objectives of Our Executive Compensation Programs

Our compensation programs for our executive officers are designed to achieve the following objectives:

•       attract and retain talented and experienced executives in the highly competitive and dynamic technology and life sciences industries;

•       motivate, reward and retain executives whose knowledge, skills and performance are critical to our success;

•       align the interests of our executives and stockholders by motivating executives to increase stockholder value and reward executives when stockholder value increases;

•       provide a competitive compensation package designed to balance retention and pay for performance and in which a significant portion of total compensation is determined by company financial operating results and the creation of stockholder value;

•       ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•       foster a shared commitment among executives by coordinating their individual and company goals; and

•       motivate our executives to manage our business to meet our short- and long-term objectives, and reward them for meeting or exceeding these objectives.

We use a mix of short-term compensation (base salaries and cash bonuses) and long-term compensation (stock options, restricted stock and restricted stock units) to provide a total compensation structure that is designed to achieve these objectives. We determine the percentage mix of compensation structures we think is appropriate for each of our executive officers. This is not a mechanical process, and the Management Development and Compensation Committee uses its judgment, experience, and the recommendations of our chief executive officer (except for his own compensation) to determine the appropriate mix of compensation for each individual. Our vice president of human resources also supports the efforts of our chief executive officer and the Management Development and Compensation Committee by providing existing compensation data and coordinating the annual compensation review process. Short-term compensation is determined primarily on the basis of comparison to peer company and market data. The Management Development and Compensation Committee may also take into account executive compensation levels in the context of our overall operating expenses. For example, based in part on this last factor, the Management Development and Compensation Committee made no changes to executive officer base salaries in 2006 as compared to 2005. Long-term compensation is generally determined on the basis of the degree of an executive’s responsibility within the company and his overall performance. In addition, the Management Development and Compensation Committee looks to available third party data, including the Executive Compensation Survey compiled by Culpepper and Associates, Inc., to determine compensation packages for our named executive officers.

Benchmarking

Overall, our total compensation opportunity is intended to create an executive compensation program that is generally set at competitive levels between the median and the 75th percentile of comparable public companies within our peer group. In addition to peer group market data, our Management Development and Compensation Committee also takes into account factors such as level of responsibility, prior experience, internal equity and individual performance in arriving at final compensation decisions.

In connection with compensation decisions for 2006, our vice president of human resources provided the Management Development and Compensation Committee with market compensation data from technology companies of a similar revenue size as ours, as reported by Culpepper and Associates, Inc. in its Culpepper Executive Compensation Survey dated January 2006. The Management Development and Compensation Committee also gathered input from the chief executive officer on the performance level of each executive. The Management Development and Compensation Committee also takes into account the compensation data provided to it, as well as historical equity incentive award data for each executive, in determining long-term compensation awards to executives.

For 2007, our Management Development and Compensation Committee retained the services of an independent executive compensation consultant, DolmatConnell & Partners, who assisted us in identifying peer group companies to benchmark appropriate compensation levels for our executive officers. Based on this information, our Management Development and Compensation Committee selected our peer group from companies in a related Standard Industrial Classification, or SIC, code with revenues within a range similar to ours. We eventually selected the following 15 companies to serve as our peer group in 2007 for purposes of benchmarking our compensation: Amicas, Inc., Bottomline Technologies Inc., Broadvision Inc., Computer Programs & Systems, Concurrent Computer Corporation, Emageon Inc., Epiq Systems Inc., eResearch Technology Inc., Mobius Management Systems Inc., Omnicell Inc., QuadraMed Corporation, Quality Systems Inc., Quovadx Inc., Stellent Inc. and Tripos Inc.

Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, annual cash incentive bonuses, equity award compensation and broad-based benefits programs. Our executive compensation for our senior vice president of worldwide sales also includes quarterly incentives which are paid annually.

Within the context of the overall objectives of our compensation programs, we did not adjust cash compensation levels for our named executive officers in 2006 from 2005 levels, with the exception of Steven Rosenberg who was promoted in 2006 to senior vice president. In connection with Mr. Rosenberg’s promotion, his bonus target of 35% of his annual base salary in 2005 was increased to 40% of his annual base salary in 2006. As part of our regular review to ensure competitive pay levels for our executives we pay close attention to:

•       the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities;

•       the roles and responsibilities of our named executive officers;

•       the individual experience and skills of, and expected contributions from, our named executive officers;

•       the amount of compensation being paid to our other executives; and

•       the amount of historical compensation paid to our named executive officers.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our named executive officers in 2006 under each of these elements. In the descriptions below, we have identified particular compensation objectives that we have designed elements of our executive compensation to serve; however, we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.

Annual Cash Compensation

Base Salary

Base salaries are generally targeted to be at or near the market median and are competitive with similar positions at our peer group companies. The base salaries of all executive officers are reviewed annually against market data and may be adjusted to reflect individual roles and performance. We may also increase the base salary of an executive officer at other times if a change in the scope of the officer’s responsibilities justifies such consideration. We did not adjust the base salary of any executive officer in 2006 from 2005 levels. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions of our executives and our executives’ performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance.

Our named executive officers’ base salaries reflect the initial base salaries that we negotiated with each of our executives at the time of his initial employment or promotion and our subsequent adjustments to these amounts, which are approved by the Management Development and Compensation Committee, to reflect market increases, our growth and stage of development, our executives’ performance and increased experience, any changes in our executives’ roles and responsibilities and other factors. The initial base salaries that we negotiated with our executives were based on our understanding of the market at the time, the individual experience and skills of, and expected contribution from, each executive, the roles and responsibilities of the executive, the base salaries of our existing executives and other factors.

Cash Incentive Bonuses

Consistent with our emphasis on pay for performance incentive compensation programs, each named executive officer has a cash incentive opportunity under either our Management Incentive Plan or our Global Sales Executive Plan. The primary objectives of our cash incentive plans are to motivate our executives toward even higher achievement and business results, to tie our executives’ goals and interests to ours and our stockholders’ and to enable us to attract and retain highly qualified individuals. The bonus target amounts, expressed as a percentage of base salary, are established for executive officers each year. The bonus target amounts for 2006 and 2007 for each of our named executive officers are set forth below. The Management Development and Compensation Committee may also, in its discretion, award bonuses to our named executive officers based upon such other terms and conditions as the Management

Development and Compensation Committee may determine. No such discretionary bonuses were awarded in 2005 or 2006.

With the exception of our senior vice president of worldwide sales, Stephen Powell, all of our named executive officers participated in the 2006 Management Incentive Plan. Our named executive officers participating in the plan were eligible to receive cash incentive bonuses based upon the attainment of the quarterly targets for our operating income before purchase price amortization, stock-based compensation expenses and bonuses accrued under the 2006 Management Incentive Plan. The 2006 Management Incentive Plan provided our chief executive officer, chief financial officer, chairman and chief strategy officer, and our senior vice president responsible for services and research and development with an opportunity to earn a cash bonus at a target of 75%, 40%, 40%, and 40% of their respective base salaries based on the attainment of those specified quarterly corporate profitability goals. The incentive was earned on a quarterly basis to be paid in the first quarter following the close of the fiscal year. Based on our performance in 2006, the 2006 payout for each of the participants in the 2006 Management Incentive Plan was 92% of the bonus targets. The Management Development and Compensation Committee approved this payout in February 2007.

Stephen Powell participated in the 2006 Global Sales Executive Plan. Under this plan, Mr. Powell’s bonus was determined by four factors weighted as follows: (i) 30% based upon the achievement of quarterly bookings targets; (ii) 20% based upon the achievement of annual bookings targets; (iii) 20% based upon the achievement of quarterly revenue targets and (iv) 30% based upon the attainment of the quarterly corporate profitability goals established for the 2006 Management Incentive Plan. Mr. Powell’s 2006 bonus under the 2006 Global Sales Executive Plan was 148% of his target bonus, and the Management Development and Compensation Committee approved this payout in February 2007.

On February 28, 2007, we adopted our 2007 Management Incentive Compensation Plan (the “2007 Management Plan”), effective as of January 1, 2007. The 2007 Management Plan provides our chief executive officer, chief financial officer, chairman and chief strategy officer, and our senior vice president responsible for services and research and development with an opportunity to earn a cash bonus at a target of 80%, 50%, 50%, and 50% of their respective base salaries based on the attainment of specified corporate profitability goals. Attainment of the corporate profitability goals is measured quarterly and earned amounts, if any, will be paid in 2008. Each quarter’s contribution to the final bonus amount determination is weighted as follows: 10% for the first quarter; 15% for the second quarter; 30% for the third quarter; and 45% for the fourth quarter. To the extent that we exceed the corporate profitability goals, the respective bonus amounts may be increased up to a cap of 200% of the target bonus, provided, however, that no bonus will be earned in a quarter if achievement is below a threshold of 80% of the targeted financial goals for the applicable quarter.

On February 28, 2007, we adopted the Phase Forward 2007 Global Sales Executive Incentive Compensation Plan (the “2007 Sales Executive Plan”), effective as of January 1, 2007. The 2007 Sales Executive Plan provides our senior vice president of worldwide sales with a base salary of £170,000 and a targeted variable compensation of £120,000, for a total earnings target of £290,000. The targeted variable compensation is subject to the attainment of specified corporate bookings and profitability goals. The variable compensation will be calculated based on the following formula: 50% based on annual corporate bookings performance and 50% based on the corporate profitability goals established for the 2007 Management Incentive Plan. Variable compensation components earned will be paid annually, except that partial advance payments may be made for the bookings component under certain circumstances, subject to reconciliation at year-end. Variable compensation based on corporate profitability objectives will be measured and paid in accordance with the 2007 Management Plan. To the extent that we exceed the corporate profitability goals and/or the bookings goals, the targeted variable compensation may be increased up to an aggregate cap of 250%.

Equity Awards

We grant equity incentive awards in the form of stock options, restricted stock and restricted stock units to our named executive officers as part of our total compensation package. Consistent with our objective of retaining talented and motivated executives through the use of service-based equity incentive compensation, these awards represent a significant portion of total executive compensation. While we have not awarded performance-based equity compensation in the past, we have granted service-based options which vest in full after seven years of service, subject to acceleration for achievement of performance milestones. We did not award any performance-based equity compensation in 2006. We use equity awards to align the interests of our executives and our stockholders by providing our executives with strong incentives to increase stockholder value and a significant reward for doing so. Prior to 2006, we primarily used stock options, which derive value exclusively from increases in stockholder value. In 2006, based in part on our assessment of the impact of Statement of Financial Accounting Standards No. 123(R), or SFAS 123(R), we moved to the use of restricted stock and restricted stock units. Our decisions regarding the amount and type of equity award and relative weighting of these awards among total executive compensation were based on our understanding of market practices of similarly situated companies and our negotiations with our executives in connection with their initial employment or promotion.  We typically make grants of equity incentive awards to our executive officers on an annual basis generally at the same time that we review and or revise the executive compensation structure. In 2006, we considered a number of factors in determining the amount of equity awards to grant to our executives, including:

•       the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by our executives;

•       the vesting schedule of the unvested stock options held by our executives; and

•       the amount and percentage of our total equity on a diluted basis held by our executives.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with our Company. Stock options are earned on the basis of continued service to us and generally vest over four years, beginning with one-fourth vesting one year after the date of grant, then pro-rata vesting monthly thereafter. Stock option awards are made pursuant to our 2004 Stock Option and Incentive Plan. See also “Potential Benefits Upon a Change in Control or Following Certain Termination Events” for a discussion of the acceleration events related to stock options.

The exercise price of each stock option granted under our 2004 Stock Option and Incentive Plan is based on the closing price of our common stock on the day before the Management Development and Compensation Committee approves the grant, since such meetings typically occur in the middle of a trading day. We have granted stock options as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, subject to the volume limitations contained in the Internal Revenue Code as well as non-qualified stock options. Generally, for stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the difference between the exercise price and the fair market value of the stock on the day the stock option was exercised. The holders of non-qualified stock options are generally taxed on this same amount in the year of exercise. For stock options that qualify as incentive stock options, the holder of the stock option may receive more favorable tax treatment than he or she would for a non-qualified stock option. Historically, we have primarily granted incentive stock options in order to provide these potential tax benefits to our executives and because of the limited expected benefits to us of the potential tax deductions as a result of our historical net losses.

Awards of restricted stock and restricted stock units provide our executive officers with shares of our common stock by entering into a restricted stock or restricted stock unit award agreement, as applicable.

Similar to stock options, shares of restricted stock are earned on the basis of continued service to us and generally vest over four years. The vesting schedules for each of our named executive officers varies, and we have described the vesting schedule for each of our named executive officers below. Awards of restricted stock and restricted stock units are granted pursuant to our 2004 Stock Option and Incentive Plan. See also “Potential Benefits Upon a Change in Control or Following Certain Termination Events” for a discussion of the acceleration events related to our restricted stock.

On June 6, 2006, we made the following awards of restricted stock to our named executive officers:

•       400,000 shares to Mr. Weiler, subject to vesting at a rate of 25% after 36 months, 50% after 48 months, and 100% after 60 months;

•       72,000 shares granted to Mr. Weismann, subject to vesting at a rate of 50% after 18 months, 67.5% after 24 months, and 100% after 36 months;

•       30,000 shares granted to Mr. Powell, subject to vesting at a rate of 50% after 24 months, 75% after 36 months, and 100% after 48 months;

•       75,000 shares granted to Mr. Rosenberg, subject to vesting at a rate of 50% after 24 months, 75% after 36 months, and 100% after 48 months; and

•       50,000 shares granted to Dr. Bleicher, subject to vesting at a rate of 50% after 24 months, 75% after 36 months, and 100% after 48 months.

On February 28, 2007, we made the following awards of restricted stock units to our named executive officers:

•       40,000 units to Mr. Weiler;

•       12,500 units to Mr. Weismann;

•       30,000 units to Mr. Powell;

•       23,000 units to Mr. Rosenberg; and

•       8,500 units to Dr. Bleicher.

The restricted stock units, which were granted under the terms of our 2004 Stock Option and Incentive Plan,  are subject to vesting periods tied to continued employment with the company. Each restricted stock unit vests 50%, 75% and 100% on each of the second, third and fourth anniversary after the date of grant, with acceleration of vesting provided upon certain events including full acceleration upon certain terminations of employment within 12 months following a change in control of the company.

Equity Grant Practices

In 2006, we voluntarily engaged a third party, Control Solutions, Inc., to confirm the appropriateness of our historical practices related to the issuance of stock options and awards since our initial public offering in July 2004. At the conclusion of its review, Control Solutions issued a report confirming the appropriateness of our historical practices and verifying that we have not engaged in inappropriate equity grant practices, such as stock options backdating, spring loading option grants, manipulating hire dates or issuing grants retroactively. In 2007, we plan to adopt an equity award grant policy that formalizes how we grant equity awards by setting a regular schedule for grants, outlining grant approval requirements and specifying how awards are priced. We expect that this equity grant policy will further enhance the effectiveness of our internal control over the equity grant process. For additional information, see the description of our program regarding stock retention described in this proxy statement under the heading “Corporate Governance Principles and Board Matters.”

Other Compensation

All of our executive officers are also eligible for benefits offered to employees generally, including life, health, disability and dental insurance and our 401(k) plan. All of our named executive officers, other than Stephen Powell, are parties to an executive agreement which provides for certain severance benefits that may be triggered as a result of the termination of the executive officer’s employment under certain circumstances. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers. The Management Development and Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. We do not believe it is necessary for the attraction or retention of management talent to provide the officers with a substantial amount of compensation in the form of perquisites. In 2006, the only perquisites we provided were to Mr. Powell as described in footnote 6 to the Summary Compensation Table, below.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the year ended December 31, 2006 earned by or paid to our chief executive officer, chief financial officer and our three other most highly compensated executive officers, which are referred to herein as the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Nonqualified Deferred Compensation Earnings	All Other Compensation (4)		Total
Robert K. Weiler	2006	$340,000	—	$552,237	$69,989	$234,600	—	—		$1,196,826
President, Chief Executive Officer and Director
Rodger Weismann	2006	$250,008	—	$165,611	$341,680	$92,000	—	—		$849,299
Senior Vice President, Chief Financial Officer and Treasurer
Stephen J. Powell	2006	$293,632	—	$51,765	$224,300	$326,578	—	$72,872	(6)	$969,176
Senior Vice President of Worldwide Sales(5)
Steven J. Rosenberg	2006	$250,000	—	$129,413	$38,260	$92,000	—	—		$509,673
Senior Vice President
Paul A. Bleicher, M.D., Ph.D	2006	$250,000	—	$86,275	$13,998	$92,000	—	—		$442,273
Chairman of the Board of Directors and Chief Strategy Officer

(1)             Represents stock-based compensation expense for 2006 for restricted stock awarded in 2006. Stock-based compensation expense for these awards was calculated in accordance with SFAS 123(R) and is being amortized over the vesting period of the restricted stock awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in 2006. For information regarding the assumptions made by us in determining the valuation of these awards, see the section in our 2006 Annual Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation”.

(2)             Represents stock-based compensation expense for 2006 for stock option awards to purchase shares of our common stock calculated in accordance with SFAS123(R) and amortized over the vesting period of the stock options. The amount reflected in this table excludes the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in 2006. For information regarding the assumptions made by us in determining the valuation of these awards, see the section in our 2006 Annual Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation”.

(3)             Represents cash incentive awards earned for 2006 and paid in 2007. With respect to Mr. Weiler, Mr. Weismann, Mr. Rosenberg and Dr. Bleicher, these cash incentive awards were authorized under our 2006 Management Incentive Plan. Mr. Powell’s cash incentive award was authorized under the 2006 Global Sales Executive Plan. Both plans were approved by our Management Development and Compensation Committee on March 28, 2006. The awards are described in more detail above in the section entitled “Cash Incentive Bonuses”.

(4)             Excludes medical, disability and certain other benefits received by the named executive officers that are available generally to all of our employees.

(5)             Mr. Powell is employed by us through our wholly owned subsidiary, Phase Forward Europe Limited, and is compensated in British pounds. For the purposes of this disclosure, we have converted Mr. Powell’s compensation to its equivalent value in dollars based on an assumed exchange rate of 0.5449 pounds/dollar, which is the average of the 12 monthly rates we used in 2006 when preparing our audited income statement. Our source of information for our monthly exchange rates is http://www.x-rates.com.

(6)             Represents (i) $27,528 for a car allowance, which is payable to Mr. Powell on a monthly basis; (ii) $44,045 towards a pension vehicle of Mr. Powell’s choosing; and (iii) $1,299 for a gymnasium membership subsidy.

Grants of Plan-Based Awards

The following table sets forth certain information regarding the terms of grants of our plan-based awards under our incentive plans made by us to the named executive officers during 2006.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock	All other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date(1)	Threshold	Target	Maximum	or Units (3)	Underlying Options	Awards (per share)	Option Awards
Robert K. Weiler	6/6/06	—	—	—	400,000	—	$12.12	$4,848,000
	—	$127,500	$255,000	—	—	—	—	—
Rodger Weismann	6/6/06	—	—	—	72,000	—	$12.12	$872,640
	—	$50,000	$100,000	—	—	—	—	—
Stephen J. Powell	6/6/06	—	—	—	30,000	—	$12.12	$363,600
	—	$143,145	$220,224	—		—	—	—
Steven J. Rosenberg	6/6/06	—	—	—	75,000	—	$12.12	$909,000
	—	$50,000	$100,000	—	—	—	—	—
Paul A. Bleicher	6/6/06	—	—	—	50,000	—	$12.12	$606,000
	—	$50,000	$100,000	—	—	—	—	—

(1)          “Grant Date” applies only to equity incentive awards.

(2)          With respect to Mr. Weiler, Mr. Weismann, Mr. Rosenberg and Dr. Bleicher, these non-equity incentive compensation estimates were established under our 2006 Management Incentive Plan. With respect to Mr. Powell, these non-equity incentive compensation estimates were established under our 2006 Global Sales Executive Plan. The payouts shown in the table were based on performance in 2006, which has now occurred. Thus, the amounts shown in the columns with the headings “Threshold”, “Target” and “Maximum” reflect the range of potential payouts when the performance goals were set in early 2006. See the Summary Compensation Table for actual bonuses earned by our named executive officers in 2006, which were paid in 2007.

(3)          Represents shares of restricted stock awarded in 2006. The vesting schedules for these grants are described above in the section above titled “Equity Awards”.

Outstanding Equity Awards

The following table sets forth certain information regarding the stock option grants and restricted stock awards to the named executive officers outstanding at the end of 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested (1)	Market value of shares or units of stock that have not vested (2)
Robert K. Weiler	—	—	—	—	—	400,000	$5,992,000
	1,025,000	—	—	$3.00	10/16/2012	—	—
	—	62,500	—	$6.30	2/16/2012	—	—
Rodger Weismann	—	—	—	—	—	72,000	$1,078,560
	128,958	126,042	—	$7.55	10/29/2014	—	—
Stephen J. Powell	—	—	—	—	—	30,000	$449,400
	—	5,000	—	$6.30	2/16/2012	—	—
	—	521	—	$3.00	1/28/2013	—	—
	—	45,000	—	$6.62	3/7/2015	—	—
Steven J. Rosenberg	—	—	—	—	—	75,000	$1,123,500
	101,250	18,750	—	$3.00	5/1/2013	—	—
	—	37,500	—	$6.30	2/16/2012	—	—
Paul A. Bleicher	—	—	—	—	—	50,000	$749,000
	50,000	—	—	$3.00	5/6/2012	—	—
	—	12,500	—	$6.30	2/16/2015	—	—
	62,500	62,500	—	$4.50	1/27/2014	—	—

(1)          Represents shares of restricted stock awarded in 2006. The vesting schedules for these grants are described above in the section above titled “Equity Awards”.

(2)          The closing price of our stock on the NASDAQ Global Market on December 31, 2006 was $14.98.

Option Exercises and Stock Vested

The following table provides information, for the named executive officers, on stock options exercised during 2006, including the number of shares acquired upon exercise and the value realized. No shares of stock vested during 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert K. Weiler	200,000	$1,811,050	—	—
Rodger Weismann	20,000	$145,600	—	—
Stephen J. Powell	41,771	$234,298	—	—
Steven J. Rosenberg	60,000	$468,000	—	—
Paul A. Bleicher	—	—	—	—

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Benefits Upon a Change in Control or Following Certain Termination Events

Severance and Change in Control Arrangements in General

Each of our executive officers, other than Stephen Powell, has signed an executive agreement which provides that, in the event that we terminate his employment other than for cause, we will make severance payments equal to 50% of such person’s annual base salary and, in the discretion of our chief executive officer, an amount representing variable compensation that such person would have been entitled to receive under our variable compensation plans but for the termination of his employment, as well as certain continued health benefits.

In addition, these executive agreements provide that if we experience a change in control and the employment of such officer is terminated without cause, or if such officer terminates his employment for certain reasons, generally referred to as “good reason”, including a substantial reduction in salary or bonus or geographic movement during the one-year period following the change in control, then all unvested stock options held by such officer become fully-vested and immediately exercisable and such officer is entitled to severance payments equal to 100% of his annual base salary and 50% of such officer’s annual bonus, as well as certain continued health benefits. The agreements also provide that all options granted to each officer under our 2004 Stock Option and Incentive Plan will have their vesting accelerated by 25% upon a change in control, which would be additional to the 25% acceleration of vesting otherwise triggered by our 1997 Stock Option Plan and 2004 Stock and Incentive Plan.

Our 1997 Stock Option Plan and 2004 Stock Option and Incentive Plan provide that all stock options granted thereunder will have their vesting accelerated by 25% upon certain changes in control. Our grants of restricted stock are awarded under our 2004 Stock Option and Incentive Plan, but are subject to independently-determined vesting and acceleration schedules, which are described herein.

Phase Forward Europe Limited, our wholly-owned subsidiary, entered into an employment agreement, effective April 1, 2002, with Stephen Powell, our senior vice president of worldwide sales, which provides generally for 12 months of notice by either party or payment in lieu of notice by us to Mr. Powell in the event of a termination of his employment without cause. Mr. Powell’s agreement does not provide a right to resign with good reason following a change in control.

Cash Payments Following Certain Termination Events

Assuming the employment of our executive officers was terminated involuntarily or such officers (other than Mr. Powell) resigned with good reason following a change in control or were otherwise terminated without cause (not in connection with a change in control) on December 31, 2006, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the below tables, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended.

Cash Payments to Named Executive Officers Following an Involuntary Termination Following a
Change in Control or Resignation for Good Reason Following a Change in Control

Name	Cash Severance	Bonus	Medical Continuation	Other
Robert Weiler	$340,000	$127,500	$15,723	—
Rodger Weismann	$250,000	$50,000	$15,723	—
Paul Bleicher	$250,000	$50,000	$15,723	—
Steve Rosenberg	$250,000	$50,000	$15,723	—
Steve Powell(1)	$293,632	—	—	$73,584	(2)

(1)          Mr. Powell’s executive agreement provides that he is entitled to either 12 months notice prior to termination of employment or payment in lieu of notice consisting of the equivalent of 12 months of base salary, car allowance, pension and life and health insurance benefits. Accordingly, the amounts reflect the payment Mr. Powell would receive on termination without notice as of December 31, 2006. Mr. Powell’s agreement does not provide a right to resign with good reason following a change in control. Mr. Powell is employed by us through our wholly-owned subsidiary, Phase Forward Europe Limited, and is compensated in British pounds. For the purposes of this disclosure, we have converted Mr. Powell’s compensation to its equivalent value in dollars based on an assumed exchange rate of 0.5449 pounds/dollar, which is the average of the 12 monthly rates we used in 2006 when preparing our audited income statement. Our source of information for our monthly exchange rates is http://www.x-rates.com.

(2)          Includes potential payment to Mr. Powell representing the equivalent of 12 months of the following benefits: (i) $27,528 representing Mr. Powell’s car allowance; (ii) $44,045 representing Mr. Powell’s pension contribution; and (iii) $2,011 representing Mr. Powell’s life and health insurance benefits.

Cash Payments to Named Executive Officers Following a
Termination Without Cause, Not Due to a Change in Control

Name	Cash Severance	Bonus(2)	Medical Continuation	Other
Robert Weiler	$170,000	—	$7,862	—
Rodger Weismann	$125,000	—	$7,862	—
Paul Bleicher	$125,000	—	$7,862	—
Steve Rosenberg	$125,000	—	$7,862	—
Steve Powell(1)	$293,632	—	—	$73,584	(3)

(1)          Mr. Powell’s executive agreement provides that he is entitled to either 12 months notice prior to termination of employment or payment in lieu of notice consisting of the equivalent of 12 months of base salary, car allowance, pension and life and health insurance benefits. Accordingly, the amounts reflect the payment Mr. Powell would receive on termination without notice as of December 31, 2006. Mr. Powell is employed by us through our wholly owned subsidiary, Phase Forward Europe Limited, and is compensated in British pounds. For the purposes of this disclosure, we have converted Mr. Powell’s compensation to its equivalent value in dollars based on an assumed exchange rate of 0.5449 pounds/dollar, which is the average of the 12 monthly rates we used in 2006 when preparing our audited income statement. Our source of information for our monthly exchange rates is http://www.x-rates.com.

(2)          Under the executive agreements, other than Mr. Powell’s, in the discretion of our chief executive officer, an executive terminated without cause may be paid an amount representing variable compensation that such executive would have been entitled to receive under our variable compensation plans but for the termination of his employment.

(3)          Includes potential payment to Mr. Powell representing the equivalent of 12 months of the following benefits: (i) $27,528 representing Mr. Powell’s car allowance; (ii) $44,045 representing Mr. Powell’s pension contribution; and (iii) $2,011 representing Mr. Powell’s life and health insurance benefits.

Automatic Acceleration of Vesting Upon a Change in Control or Following Certain Termination Events

As described above, certain terms of our executive agreements with our executive officers (other than Mr. Powell), and our stock option and incentive plans provide that the stock options, restricted stock and restricted stock units held by each of our executive officers may be subject to accelerated vesting upon certain events, including a change in control, termination without cause or resignation for good reason, and death or total disability. The following table provides the intrinsic value (that is, the value based upon our stock price on December 31, 2006, and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested as a result of these acceleration events as of December 31, 2006.

Automatic Acceleration of Vesting Upon a Change in Control
or Following Certain Termination Events

	Acceleration Events Due to a Change in Control					Acceleration Events Independent of a Change in Control
	Upon a Change in Control			Involuntary Termination or Resignation For Good Reason During the Twelve Month Period Following a Change in Control		Death or Disability(1)			Termination Without Cause or Resignation For Good Reason
Name	Market Value of Stock Options (2)(3)	Market Value of Restricted Stock (2)(3)		Market Value of Stock Options (2)(4)	Market Value of Restricted Stock (2)(3)(5)	Market Value of Stock Options (2)	Market Value of Restricted Stock (2)		Market Value of Stock Options (2)	Market Value of Restricted Stock (2)
Robert K. Weiler	$ 542,500	$ 1,797,960	(6)	—	$ 4,194,040	—	$ 1,797,960	(7)	—	$ 599,320	(8)
Rodger Weismann	$ 936,492	$ 539,323	(9)	—	$ 539,237	—	$ 539,323	(10)	—	$ 179,774	(11)
Stephen J. Powell	$ 195,142	$ 112,332	(12)	—	—	—	—		—	—
Steven J. Rosenberg	$ 441,625	$ 421,245	(13)	$ 108,500	$ 702,255	—	$ 421,245	(14)	—	$ 140,415	(15)
Paul A. Bleicher	$ 763,500	$ 280,830	(13)	—	$ 468,170	—	$ 280,830	(14)	—	$ 93,610	(15)

          (1) Under the terms of the restricted stock award agreement for each of Mr. Weiler, Mr. Weismann, Mr. Rosenberg and Dr. Bleicher, “Disability” generally means any physical or mental disability that renders an executive unable to perform his/her essential job responsibilities for a cumulative period of 180 days in any 12-month period, where such disability cannot be reasonably accommodated absent undue hardship.

          (2) The closing price of our stock on the NASDAQ Global Market on December 31, 2006 was $14.98.

          (3) As described under the heading “Potential Benefits Upon a Change in Control or Following Certain Termination Events”, our 1997 Stock Option Plan and our 2004 Stock Option Plan each provide that 25% of the options granted to each of our named executive officers will automatically vest following a change in control. In addition, as described above, except for Mr. Powell, each of our named executive officers has entered into an executive agreement providing for the automatic acceleration of an additional 25% of all equity awards granted to such executive under our 2004 Stock Option Plan following a change in control. As a condition to receiving a restricted stock award, each named executive officer waived any rights he may have had under his executive agreement with respect to any accelerated vesting of any shares of restricted stock in the event of any change in control, instead electing the acceleration provisions contained in such executive’s restricted stock award agreement, as described in footnotes 5 through 15, below.

          (4) Our executive agreements with each of Mr. Weiler, Mr. Weismann, Mr. Rosenberg and Dr. Bleicher provide that 100% of any and all unvested stock, stock options, awards and rights that were granted to such executive prior to such named executive officer’s termination date shall immediately become fully vested and exercisable as of an “Involuntary Termination Following a Change in Control or Resignation for Good Reason Upon Change in Control”, which is generally defined in the executive agreements as a termination of employment without cause at any time within the period beginning on the date that is forty-five (45) days prior to the public announcement of the signing of a definitive agreement regarding a change in control and ending on the first anniversary of the effective date of a change in control, but does not include termination (a) for cause, (b) as a result of the executive’s disability or death or (c) resignation by the executive, except is if such executive terminates his employment for “good reason.”  “Good reason” includes (i) the substantial reduction of such named executive officer’s (1) aggregate base salary, (2) incentive pay eligibility, or (3) the benefits for which such named executive officer was eligible, in each case, in effect immediately prior to a change in control; unless, however, in the case of subclause (3) only, such reduction is due to an across-the-board reduction applicable to all senior executives of the company and any successor, and the benefits available to such named executive officer after such across-the-board reduction are no less favorable than those available to similarly-situated executives of our Company and such Successor; (ii) the permanent relocation of such named executive officer’s primary workplace to a location more than thirty (30) miles away from such named executive officer’s workplace in effect immediately prior to a change in control; or (iii) the failure of any successor to, or assignee of, our Company to assume the duties and obligations of our Company under such executive agreement.

          (5) Under the terms of each of Mr. Weiler’s, Mr. Weismann’s, Mr. Rosenberg’s and Dr. Bleicher’s restricted stock awards, 100% of all outstanding shares of restricted stock held by each such named executive officer will automatically vest in the event that within the 12-month period following a change in control, such named executive officer is terminated for any reason other than cause, death, or disability or such named executive officer notifies the company in writing of his resignation within sixty (60) days after any event constituting “good reason”, as described in footnote 4 above, and describes with reasonable specificity such event.

          (6) Under the terms of Mr. Weiler’s restricted stock award, the number of shares that vest following a change in control is determined by multiplying the number of shares of restricted stock awarded by the product of 1.667% and the number of full months that have elapsed since the date of grant, plus 12 months. As a condition to receiving this grant, Mr. Weiler waived any rights he may have had under his executive agreement with respect to any accelerated vesting of any shares of restricted stock in the event of any change in control.

          (7) Under the terms of Mr. Weiler’s restricted stock award, the number of shares that vest upon his death or “Disability” (as described in footnote 2) is determined by multiplying the number of shares of restricted stock awarded by the product of 1.667% and the number of full months that have elapsed since the date of grant, plus 12 months.

          (8) Under the terms of Mr. Weiler’s restricted stock award, the number of shares that vest upon his termination without cause or upon his resignation for good reason is determined by multiplying the number of shares of restricted stock awarded by the product of 1.667% and the number of full months that have elapsed since the date of grant.

          (9) Under the terms of Mr. Weismann’s restricted stock award, the number of shares that vest following a change in control is determined by multiplying the number of shares of restricted stock awarded by the product of 2.778 % and the number of full months that have elapsed since the date of grant, plus 12 months. As a condition to receiving this grant, Mr. Weismann waived any rights he may have had under his executive agreement with respect to any accelerated vesting of any shares of restricted stock in the event of any change in control.

    (10) Under the terms of Mr. Weismann’s restricted stock award, the number of shares that vest upon his death or “Disability” (as described in footnote 1) is determined by multiplying the number of shares of restricted stock awarded by the product of 2.778% and the number of full months that have elapsed since the date of grant, plus 12  months.

    (11) Under the terms of Mr. Weismann’s restricted stock award, the number of shares that vest upon his termination without cause or for his resignation for good reason is determined by multiplying the number of shares of restricted stock awarded by the product of 2.778% and the number of full months that have elapsed since the date of grant.

    (12) Under the terms of Mr. Powell’s restricted stock award, the number of shares that vest following a change in control is determined by multiplying the number of shares of restricted stock awarded by the product of  2.083% and the number of full months that have elapsed since the date of grant, plus 6 months.

    (13) Under the terms of each of Mr. Rosenberg’s and Dr. Bleicher’s restricted stock awards, the number of shares that vest following a change in control is determined by multiplying the number of shares of restricted stock awarded by the product of 2.083% and the number of full months that have elapsed since the date of grant, plus 12 months. As a condition to receiving these grants, each of Mr. Rosenberg and Dr. Bleicher waived any rights he may have had under his executive agreement with respect to any accelerated vesting of any shares of restricted stock in the event of any change in control.

    (14) Under the terms of each of Mr. Rosenberg’s and Dr. Bleicher’s restricted stock award, the number of shares that vest upon either of their death or “Disability” (as described in footnote 2) is determined by multiplying the number of shares of restricted stock awarded by the product of 2.083 % and the number of full months that have elapsed since the date of grant, plus 12 months.

    (15) Under the terms of each of Mr. Rosenberg’s and Dr. Bleicher’s restricted stock award, the number of shares that vest upon his termination without cause or for either’s resignation for good reason is determined by multiplying the number of shares of restricted stock awarded by the product of 2.083 % and the number of full months that have elapsed since the date of grant.

Director Compensation

Compensation Policy for Non-Employee Directors in 2006

In connection with our efforts to attract and retain highly-qualified individuals to our Board of Directors, we maintain a cash and equity compensation policy for non-employee members of our Board. Subject to certain attendance thresholds described below, in 2006, each non-employee member of our Board was entitled to the following cash compensation:

Annual retainer for Board membership	$ 18,000
Audit and Finance Committee
Annual retainer for committee membership	$ 12,000
Additional retainer for committee chair	$ 6,000
Management Development and Compensation Committee
Annual retainer for committee membership	$ 7,000
Additional retainer for committee chair	$ 3,000
Governance, Nominating and Compliance Committee
Annual retainer for committee membership	$ 7,000
Additional retainer for committee chair	$ 4,000

To be eligible for the annual retainer for Board membership, members of our Board were required to attend at least 75% of the Board meetings by phone or in person, and at least 50% of the meetings in person. In 2006, the attendance thresholds were met by all of our Board members.

In 2006, each non-employee member of our Board was entitled to the following equity compensation:  upon the initial election to our Board, each non-employee member would receive a one-time option to purchase 50,000 shares of our common stock under our Amended and Restated 2003 Non-Employee Director Stock Option Plan. All options granted to non-employee members of our Board vest on the fifth anniversary of the date of grant, provided that the Board member has served continuously in this capacity through the vesting date. However, if members of our Board of Directors meet certain Board meeting attendance criteria, options may vest at the rate of one-sixteenth each quarter from the date of grant. Our Board of Directors has the discretion to grant options to non-employee members of our Board pursuant to our 1997 and 2004 stock option plans. No options were granted to any of our Board members in 2006.

In addition to the cash and equity compensation described above, all members of our Board were reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

The following table provides compensation information for the one year period ended December 31, 2006 for each non-employee member of our Board of Directors. No member of our Board employed by us receives separate compensation for services rendered as a member of our Board.

Director Compensation

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Axel Bichara	$ 37,000	—	—	—	—	—	$ 37,000
James I. Cash, Jr., Ph.D	$ 36,000	—	—	—	—	—	$ 36,000
Richard A. D’Amore	$ 40,000	—	—	—	—	—	$ 40,000
Gary E. Haroian	$ 36,000	—	—	—	—	—	$ 36,000
Dennis R. Shaughnessy	$ 30,250	—	—	—	—	—	$ 30,250
Eve E. Slater, M.D., F.A.C.C.	$ 25,000	—	—	—	—	—	$ 25,000

(1)             Paul A. Bleicher and Robert K. Weiler, both members of our Board, have been omitted from this table since they receive no separate compensation for serving on our Board.

(2)             Represents fees earned in 2006 pursuant to our Compensation Policy for Non-Employee Directors in 2006, as discussed above.

Compensation Policy for Non-Employee Directors in 2007

On February 28, 2007, our Board of Directors modified our compensation practices applicable to non-employee members of our Board effective January 1, 2007. Under the modified practices, the fees described above were eliminated and each non-employee member of our Board will be entitled to the following cash compensation:

Annual retainer for Board membership(1)	$ 30,000
Audit and Finance Committee(2)
Annual retainer for committee membership	$ 12,000
Additional retainer for committee chair	$ 8,000
Management Development and Compensation Committee(3)
Annual retainer for committee membership	$ 7,000
Additional retainer for committee chair	$ 8,000
Governance, Nominating and Compliance Committee(3)
Annual retainer for committee membership	$ 7,000
Additional retainer for committee chair	$ 4,000

(1)          Annual Retainer for Board service covers four regular Board meetings and one special Board budget meeting.

(2)          Annual Retainers for Audit and Finance Committee service cover six regular meetings of the committee.

(3)          Annual Retainers for Management Development and Compensation Committee service and Governance, Nominating and Compliance Committee service cover four regular meetings of each committee.

In addition, our Board of Directors may consider and approve compensation for members of the Board who serve on any special committee of the Board that may be constituted from time to time. Any such compensation will be subject to the approval and recommendation of both the Management Development and Compensation Committee and the Governance, Nominating and Compliance Committee.

For additional meetings not included in the annual retainers listed above, the following fees apply:

Board Meeting Fees (per meeting)	$1,000/in person; $500/telephone
Committee Meeting Fees (per meeting)	$1,000/in person; $500/telephone

Annual retainer fees will be paid quarterly in arrears.

In addition to the cash compensation described above, each non-employee member of our Board is entitled to the following equity compensation under our modified compensation policy applicable to our non-employee members of our Board. Upon the initial election to the Board of Directors, each non-employee member would receive a one-time grant of $150,000 worth of restricted stock units under our 2004 Stock Option and Incentive Plan.

In addition, beginning in 2008, all non-employee members of our Board would receive an annual grant of $30,000 worth of restricted stock units under our 2004 Stock Option and Incentive Plan. All restricted stock unit awards granted to our non-employee Board members would vest as follows: 50% on second anniversary of the grant and an additional 25% on each of the third and fourth anniversary of the date of grant. In the event of a change in control, all restricted stock unit awards granted to our non-employee Board members would vest in full upon such change in control. In addition, in the event of a change in control, all unvested options previously granted under the 2003 Non-Employee Director Stock Option Plan will immediately vest in full and become exercisable.

In addition to the cash and equity compensation described above, all members of our Board will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Other than compensation agreements and other arrangements which are described in “Compensation and Other Information Concerning Directors and Officers” and the transactions described below, in 2006, there has not been any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any Board member, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest (as defined in Item 404 of Regulation S-K). It is our policy that all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, be reviewed and approved by our Audit and Finance Committee. Under Item 404 of Regulation S-K, this requirement would generally apply to transactions exceeding $120,000 between us and any related persons.

Employment Agreements

On August 25, 2005, we entered into an employment agreement with Channing Russell, President of Lincoln Technologies, Inc. (“Lincoln”), which was acquired by us in August 2005. This agreement provides that Mr. Russell will serve initially as President of Lincoln, reporting to Robert Weiler, our President and Chief Executive Officer. The agreement provides for a three-year employment period, during which we or Mr. Russell may end his employment at any time, except that until May 1, 2007, we may only terminate him for “cause” as defined in the agreement. If he remains continually employed by us as an active, full-

time employee during the employment period, the agreement entitles Mr. Russell to receive a cash bonus equal to $108,696 at the end of such period. If he is terminated other than for “cause” before the end of the three-year employment period, Mr. Russell is entitled to a pro rata portion of the cash bonus. Mr. Russell was granted options to purchase 50,000 shares of our common stock in accordance with the agreement which vest over four years, with 25% of the options vesting on the one-year anniversary of the grant date and the remainder vesting thereafter in 36 equal monthly installments. The agreement also entitles Mr. Russell to benefits generally available to our executives.

On January 11, 2005, we entered into an agreement, effective May 17, 2004, with Martin Young, our Vice President of Corporate Development, and Phase Forward Europe Limited, our wholly-owned subsidiary. This agreement provides that: (i) Mr. Young will be employed by us via a secondment arrangement between Phase Forward and Phase Forward Europe Limited for an initial term of 36 months, subject to earlier termination under certain conditions; and (ii) during the secondment, the Executive Services Agreement dated July 28, 1999 between Phase Forward Europe Limited and Mr. Young will be suspended. Pursuant to the agreement, Mr. Young was also granted an option to purchase 35,000 shares of our common stock at an exercise price per share equal to $6.00 per share, which vests at a rate of 2.08% per month over a 48-month period starting March 2, 2004. We expect to continue this secondment arrangement with Mr. Young upon the expiration of the initial 36-month term. Mr. Young has also entered into the executive agreement generally applicable to all of our executive officers, as described in “Severance and Change in Control Arrangements” above.

Acquisition of Lincoln Technologies, Inc.

In August 2005, we acquired all of the outstanding capital stock of Lincoln for approximately $11 million in cash, with a potential for additional cash consideration of up to $6 million, depending on the achievement of certain revenue milestones in 2005 and 2006. Before the acquisition, Channing Russell was President of Lincoln. Following the acquisition, Mr. Russell was appointed to continue to act as President of Lincoln, reporting to Robert Weiler, our President and Chief Executive Officer. Under the terms of the acquisition agreement between us and the stockholders of Lincoln, Mr. Russell, in his capacity as a stockholder of Lincoln, received cash consideration of approximately $4.1 million in exchange for his shares of Lincoln capital stock. Following the closing of the transaction, the former Lincoln stockholders received an additional $278,092 as a result of a purchase price adjustment in accordance with the terms of the acquisition agreement, of which approximately $87,000 is allocable to Mr. Russell. In addition, the 2005 revenue milestones referenced were achieved, which resulted in the payment of an additional $2 million to the former stockholders of Lincoln, of which approximately $625,000 is allocable to Mr. Russell.

On September 13, 2006, we entered into an Amendment No. 1 to Agreement and Plan of Merger with Lincoln, and Lincoln SR, Inc., as securityholder representative, to amend the terms of the remaining contingent earnout payment for which the securityholders of Lincoln could be eligible in 2007 under the acquisition agreement between us and the stockholders of Lincoln and Plan of Merger. Pursuant to the amendment, we agreed to pay the securityholders of Lincoln an aggregate of $3.5 million in cash on December 26, 2007 in satisfaction of our remaining payment obligations under the acquisition agreement and Plan of Merger. Specifically, the Amendment reduces, from $4 million to $3.5 million, the final contingent earnout payment for which the securityholders of Lincoln could have been eligible based upon the achievement of certain revenue thresholds, and converts such contingent payment to a fixed obligation due in December 2007.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE POLICIES
AND PROCEDURES REPORT

Policies and Procedures

The Management Development and Compensation Committee of the Board of Directors is responsible for developing executive compensation policies, advising the Board of Directors with respect to such policies, and administering Phase Forward’s cash incentive, equity incentive and employee stock purchase plans. The members of the Management Development and Compensation Committee are appointed by the Board of Directors. They are all independent Board members as defined by the applicable listing standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. The Management Development and Compensation Committee reviews and approves all executive officer salaries, bonuses and equity incentive grants.

It is the responsibility of the Management Development and Compensation Committee to administer the compensation practices of Phase Forward to ensure that they are competitive and include incentives which are designed to appropriately drive performance. To achieve this, the Management Development and Compensation Committee reviews industry specific survey data as a general guide for establishing its pay and equity practices and structures, but retains the flexibility to adjust these ranges where it deems appropriate. At the completion of each year, the Management Development and Compensation Committee uses this information, along with the recommendations of the chief executive officer (except for his own compensation), to determine compensation actions for all officers. Under its charter, the Management Development and Compensation Committee may form and delegate authority to subcommittees where appropriate.

Use of Consultants

Under its charter, the Management Development and Compensation Committee has sole authority to retain and terminate a compensation consultant to assist in its evaluation of director, chief  executive office  or executive officer compensation. In accordance with this authority, for 2007, the Management Development and Compensation Committee retained the services of an independent executive compensation consultant, DolmatConnell & Partners, who assisted the Management Development and Compensation Committee in identifying peer group companies to benchmark appropriate compensation levels for our executive officers.

Compliance with Internal Revenue Code Section 162(m)

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, Phase Forward cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. Phase Forward has considered the limitations on deductions imposed by Section 162(m) of the Internal Revenue Code, and it is Phase Forward’s present intention that, for so long as it is consistent with the Management Development and Compensation Committee’s overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m).

For additional information, see the description of the Management Development and Compensation Committee in this proxy statement under the heading “The Board of Directors and its Committees.”

Compensation Committee Report for the Year Ended December 31, 2006

In fulfilling its oversight responsibilities, the Management Development and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussion referred to above, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement to be filed in connection with the Company’s 2007 Annual Meeting of Stockholders and incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, each of which will be filed with the Securities and Exchange Commission.

Respectfully submitted by the Management Development and Compensation Committee,
Richard A. D’Amore (Chairman) Dennis R. Shaughnessy Axel Bichara James I. Cash, Jr., Ph.D

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The following Report of the Audit and Finance Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that Phase Forward specifically incorporates it by reference into such filing.

The Audit and Finance Committee oversees Phase Forward’s accounting and financial reporting processes on behalf of the Board of Directors. Phase Forward’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed with management Phase Forward’s consolidated financial statements for the year ended December 31, 2006, including a discussion of, among other things, the quality of Phase Forward’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in Phase Forward’s financial statements.

The Audit and Finance Committee also reviewed with Ernst & Young LLP, Phase Forward’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission and other applicable regulations. The Audit and Finance Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with Ernst & Young their independence from management and Phase Forward, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Ernst & Young with that firm’s independence.

The Audit and Finance Committee reviewed management’s report on its assessment of the effectiveness of Phase Forward’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of Phase Forward’s internal control over financial reporting. The Audit and Finance Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of Phase Forward’s internal control, including internal control over financial reporting; and the overall quality of Phase Forward’s financial reporting.

As a matter of good corporate oversight and governance, at the request of the Audit and Finance Committee, in 2006 the Company engaged a third party, Control Solutions, Inc., to confirm the appropriateness of its historical practices related to the issuance of stock options and awards since its initial public offering in July 2004. At the conclusion of its review, Control Solutions issued a report confirming the appropriateness of the Company’s historical practices and verifying that the Company has not engaged in inappropriate equity grant practices, such as stock options backdating, spring loading option grants, manipulating hire dates or issuing grants retroactively.

Based on its review of the financial statements and the aforementioned discussions, the Audit and Finance Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in Phase Forward’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit and Finance Committee has also evaluated the performance of Ernst & Young, including, among other things, the amount of fees paid to Ernst & Young for audit and non-audit services in 2006. Information about Ernst & Young’s fees for 2006 is discussed below in this proxy statement under “Proposal II—Ratification and Selection of Independent Registered Public Accounting Firm”. Based on its evaluation, the Audit and Finance Committee has recommended that Phase Forward retain Ernst & Young to serve as Phase Forward’s independent registered public accounting firm for the year ending December 31, 2007.

Respectfully submitted by the Audit and Finance Committee,
Gary E. Haroian (Chairman) Axel Bichara Richard A. D’Amore

PROPOSAL II
RATIFICATION AND SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of the Board of Directors has selected the firm of Ernst & Young LLP, independent registered public accounting firm, to serve as Phase Forward’s independent registered public accounting firm for the year ending December 31, 2007. It is expected that a member of the firm will be present at the annual meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Stockholder ratification of the independent registered public accounting firm is not required under Delaware law or under our amended and restated certificate of incorporation or our amended and restated by-laws. If you do not ratify the selection of Ernst & Young as the independent registered public accounting firm for the year ending December 31, 2007, the Audit and Finance Committee of the Board of Directors will consider the results of this vote in selecting the independent registered public accounting firm for future years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS
PHASE FORWARD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young for 2006 and 2005 for audit and non-audit services. The nature of the services provided for each category is described following the table.

Fee Category	2006	2005
Audit Fees	$830,686	$846,500
Audit-Related Fees	153,650	—
Tax Fees	112,037	125,500
All Other Fees	1,500	1,500
Total Fees	$1,097,873	$973,500

Audit Fees—Consists of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of the interim consolidated financial statements included in our quarterly reports, consultations on accounting matters directly related to the audit, or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, consents and assistance with and review of documents filed with the Securities and Exchange Commission.  The audit fees also reflect the required audit of management’s assessment of the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 and the Ernst & Young independent audit of our internal control over financial reporting.

Audit-Related Fees—Consists of aggregate fees billed for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees”. During fiscal 2006, these fees were primarily related to due diligence and related activities in connection with a proposed acquisition opportunity, which we ultimately decided not to pursue.

Tax Fees—Consists of aggregate fees billed for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns, international income tax returns and tax planning and consultations related to our international subsidiaries.

All Other Fees—Consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.  These fees consisted of amounts paid for the use of an online accounting research tool.

The Audit and Finance Committee has determined that the provision of these services to us by Ernst & Young is compatible with maintaining their independence.

Pre-approval Policies and Procedures

In February 2005, the Audit and Finance Committee adopted a formal policy that requires that all services to be provided by Ernst & Young, including audit services, audit-related services, tax services, and other permitted services, must be pre-approved by the Audit and Finance Committee. As permitted by rules of the Securities and Exchange Commission, the policy permits the Audit and Finance Committee to delegate its pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the full Audit and Finance Committee at its next scheduled meeting. The policy was ratified in February 2007 to include a list of audit and audit-related services, tax services and other permitted services which have been pre-approved by the Audit and Finance Committee for 2007. Proposed services that have not been pre-approved pursuant to the Pre-Approval Policy must be specifically pre-approved by the Audit and Finance Committee before they may be provided by Ernst & Young. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit and Finance Committee.

PROPOSAL III
APPROVAL OF
AMENDMENT TO THE  2004 STOCK OPTION AND INCENTIVE PLAN
(Not a Proposal to Increase the Aggregate Shares Available For Grant)

Our 2004 Stock Option and Incentive Plan (the “2004 Plan”) currently authorizes the grant of stock options and other stock-based awards to officers, employees and Board members of, and consultants or advisors to, us or any of our subsidiaries. Currently, 3,500,000 shares of common stock are reserved for issuance pursuant to awards that may be granted under the 2004 Plan. As of March 26, 2007, 808,188 shares remained available for grant under the 2004 Plan. In March 2007, the Board of Directors approved an amendment to the 2004 Plan, subject to stockholder approval, to increase the aggregate number of shares authorized for issuance under the 2004 Plan by 481,505 shares, which is the aggregate number of shares currently available for issuance under our two other stock plans. If the proposal to amend the 2004 Plan is approved, no future grants will be made under our two other stock option plans since, importantly, we are not seeking an increase in the aggregate number of shares available for grant under these plans. Accordingly, if the proposal to amend the 2004 Plan is approved, there will be no change in the overall number of shares that we could grant to officers, employees and Board members of, and consultants or advisors to, us or any of our subsidiaries. Our reasons for proposing this amendment are discussed in more detail below.

Background of Proposal

We currently have the following three stock compensation plans which permit us to issue equity awards, each of which, as of March 26, 2007, had the number of shares of common stock remaining available for grant under such plan as described in the table below. As described below, we have 481,505 shares available for future issuance in the aggregate under the 1997 Plan and the 2003 Plan. We propose to increase the shares available for future issuance under the 2004 Plan by the identical number of shares (481,505 shares) available for future issuance in the aggregate under the 1997 Plan and the 2003 Plan. Subject to stockholder approval of this proposal, these shares would no longer be available under the 1997 Plan or the 2003 Plan. The following table represents the number of shares of common stock remaining available for grant under our plans as of March 26, 2007, and the number of shares that would have been available under these plans, had the proposed amendment been approved and in effect as of March 26, 2007:

	Shares Available for Future Issuance As of March 26, 2007(1)
Stock Plan	Without Giving Effect to the Proposed Amendment	Assuming the Proposed Amendment Had Been in Effect
1997 Stock Option Plan (the “1997 Plan”)	246,630	0
2003 Non-Employee Director Stock Option Plan (the “2003 Plan”)	234,875	0
Subtotal of 1997 Plan and 2003 Plan	481,505	0
2004 Plan	808,188	1,289,693
TOTAL:	1,289,693	1,289,693

(1)          We have not made any equity grants under these plans after March 26, 2007.

Reasons for Proposal

The 2004 Plan includes features that are not currently available under the 1997 Plan and the 2003 Plan.  For example, the 2004 Plan permits us to issue restricted stock units, which are not permitted under the 1997 Plan or the 2003 Plan.

This proposal to amend our 2004 Plan was designed to ease the burden associated with the administration of multiple equity plans and enhance the flexibility of the Management Development and Compensation Committee of the Board of Directors in granting stock options and other equity awards to our officers, employees, Board members, consultants and advisors and to ensure that we can continue to grant stock options and other equity awards to such persons at levels determined to be appropriate by the Management Development and Compensation Committee. However, we are not increasing the aggregate number of shares of common stock remaining available for grant under our stock plans (since we will not issue any additional grants under our 1997 Plan or 2003 Plan if the proposal is approved). In other words, we are requesting that you approve future grants under a more flexible plan without requesting the approval of any additional reserved shares.

A copy of the 2004 Plan amendment is attached as Appendix A to this proxy statement and is incorporated herein by reference.

The Board of Directors recommends that you vote FOR the approval of the amendment of the 2004 Plan.

Summary of the 2004 Plan

The following description of certain features of the 2004 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2004 Plan that is available from Phase Forward at no charge upon request.

Plan Administration.   The Management Development and Compensation Committee, which we refer to below as the Compensation Committee, has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2004 Plan.

Eligibility and Limitations on Grants.   Persons eligible to participate in the 2004 Plan will be those of our and our subsidiaries’ officers, employees, Board members, consultants and other advisers as selected from time to time by the Compensation Committee. Approximately 450 individuals are currently eligible to participate in the 2004 Plan.

Subject to adjustments for stock splits and similar events, the maximum award that may be granted to any one individual will not exceed 750,000 shares during any fiscal year period.

Stock Options.   The 2004 Plan permits the granting of (1) stock options intended to qualify as incentive stock options under Section 422 of the Code and (2) stock options that do not so qualify. Options granted under the 2004 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee Board members and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the Common Stock on the date of grant.

The term of each option will be fixed by the Compensation Committee and generally will be ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. Options may be exercised in whole or in part with written notice to us.

Upon exercise of options, the option exercise price must be paid in full either by check or by delivery of shares that are beneficially owned by the optionee. Subject to applicable law, the exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Restricted Stock.   The Compensation Committee may award shares to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period.

Other Stock-Based Awards.   The Compensation Committee may also grant other awards based on our common stock and having such terms and conditions as the Compensation Committee may determine. These awards may include the grant of shares based upon certain conditions, the grant of securities that are convertible into shares of common stock and the grant of stock appreciation rights, phantom stock awards or stock units.

Tax Withholding.   Participants in the 2004 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing us to withhold shares to be issued pursuant to an option exercise or other award, or by transferring to us shares having a value equal to the amount of such taxes.

Change in Control Provisions.   The 2004 Plan provides that in the event of an acquisition (as defined in the 2004 Plan) resulting in a change in control of our company, the Board of Directors may provide for the continuation or assumption of all outstanding stock options and other awards. In addition, the Board will provide for the substitution of the shares subject to each stock option and other award with the consideration payable for our common stock in connection with the acquisition, shares of stock of the surviving or acquiring corporation or other appropriate consideration. In addition, in such event, 25% of the shares underlying outstanding stock options will become exercisable and/or the Board of Directors may specify that all outstanding options will become fully exercisable and that such options must be exercised within a specified period of time at the end of which period the stock options will terminate, or the Board may provide that outstanding options will be terminated in exchange for a cash payment equal to the difference between the per share cash consideration and the exercise price of the options.

Amendments and Termination.   The Board of Directors may at any time amend or discontinue the 2004 Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of the 2004 Plan, including any amendments that increase the number of shares reserved for issuance under the 2004 Plan, expand the types of awards available, materially expand the eligibility to participate in, or materially extend the term of, the 2004 Plan, or materially change the method of determining the fair market value of our common stock, will be subject to approval by stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that certain compensation earned under the 2004 Plan qualifies as performance-based compensation under Section 162(m) of the Code. In addition, except in connection with a reorganization or other similar change in the capital stock of our company or a merger or other transaction, the Compensation Committee may not reduce the exercise price of an outstanding stock option or stock appreciation right or effect repricing of an outstanding stock option or stock appreciation right through cancellation or regrants, without stockholder approval.

Effective Date of 2004 Plan

Awards may be granted under the 2004 Plan until March 28, 2016.

2004 Plan Benefits

No grants have been issued with respect to the additional shares proposed to be reserved for issuance under the 2004 Plan. The number of shares that may be granted to our chief executive officer, executive officers, non-employee Board members and non-executive officers under the 2004 Plan is not determinable at this time, as such grants are subject to the discretion of the Compensation Committee.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of our stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at our principal executive offices no later than December 1, 2007. Stockholders who wish to make a proposal at the next annual meeting of our stockholders—other than one that will be included in our proxy statement—must notify us between November 1, 2007 and December 1, 2007. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail—Return Receipt Requested. In addition, such proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act. In addition, stockholders wishing to nominate a Board member should comply with the procedures set forth herein under “Policies Regarding Director Nominations—Procedures for Recommendation of Director Nominees by Stockholders” located elsewhere in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Board members, executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based solely on our review of copies of such filings, except as noted below, we believe that all Reporting Persons complied on a timely basis with all Section 16(a) filing requirements during the year ended December 31, 2006. On March 7, 2006, Dr. Paul Bleicher filed a Statement of Change of Beneficial Ownership on Form 4 with the Securities and Exchange Commission one day late due to an electronic communications failure. On February 14, 2007, Channing H. Russell filed an Annual Statement of Changes in Beneficial Ownership of Securities on Form 5 with the Securities and Exchange Commission reporting a transaction that should have been filed on an earlier Form 4, but for an administrative error.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us, and in addition to soliciting stockholders by mail, our Board members, officers and other employees may, without receiving additional compensation, solicit proxies personally or by telephone. Solicitation by our Board members, officers and other employees may also be made of some of our stockholders in person or by mail, telephone or telegraph following the original solicitation. We may request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the owners of our stock held in their names and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs incurred in connection with the distribution of such proxy materials. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.

OTHER BUSINESS

The Board of Directors knows of no business that will be presented for consideration at the annual meeting other than those items stated above. If any other business should come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

HOUSEHOLDING OF PROXY MATERIALS

Our 2006 Annual Report, including audited financial statements for the fiscal year ended December 31, 2006, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, ADP Investor Communication Services has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple stockholders sharing an address. This delivery method, called “householding,” is not being used, however, if ADP has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, Phase Forward will deliver promptly a separate copy of the Annual Report and the proxy statement to any stockholder who sends a written request to Phase Forward Incorporated, 880 Winter Street, Waltham, MA 02451, Attention: Secretary, Office of the General Counsel. If your household is receiving multiple copies of Phase Forward’s Annual Reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Phase Forward Incorporated, 880 Winter Street, Waltham, MA 02451, Attention: Secretary, Office of the General Counsel.

APPENDIX A

AMENDMENT NO. 1
to the
PHASE FORWARD INCORPORATED
2004 STOCK OPTION AND INCENTIVE PLAN
as Amended and Restated March 2006

Reference is hereby made to the Phase Forward Incorporated 2004 Stock Option and Incentive Plan as Amended and Restated March 2006 (the “Plan”).

1.                 The first two sentences of Section 3(a) of the Plan are deleted in their entirety, and the following two new sentences shall be inserted as a replacement therefor:

“Subject to adjustment under Section 3(c) and the next sentence, the aggregate number of shares of Common Stock of the Company (the “Common Stock “) that may be issued pursuant to the Plan is 3,500,000 shares. Subject to stockholder approval, the number of shares of Common Stock that may be issued pursuant to the Plan shall be increased from 3,500,000 shares to 3,981,505 shares.”

2.                 Except as amended hereby, the Plan shall be unchanged and remain in full force and effect.

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

PHASE FORWARD INCORPORATED

May 2, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE
IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:
NOMINEES
☐	FOR ALL NOMINEES	o	Robert K Weiler
		o	Paul A. Bleicher
☐	WITHHOLD AUTHORITY	o	Axel Bichara
	FOR ALL NOMINEES	o	James I. Cash, Jr.
		o	Richard A. D’Amore
☐	FOR ALL EXCEPT	o	Gary E. Haroian
	(See instructions below)	o	Dennis R. Shaughnessy
		o	Eve E. Slater

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.	☐	☐	☐
3.

To approve an amendment to the 2004 Stock Option and Incentive Plan to increase the number of shares available for issuance thereunder by 481,505 shares, which is the aggregate number of shares currently available for issuance under our two other stock plans (neither of which will be used for future equity awards if this proposal is approved).

		☐	☐	☐
4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposals 2 and 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PHASE FORWARD INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert K. Weiler, Rodger Weismann and D. Ari Buchler as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Phase Forward Incorporated held of record by the undersigned on March 30, 2007, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 880 Winter Street, Waltham, MA 02451, on May 2, 2007, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)